UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2024

Cardiff Oncology, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-35558	27-2004382
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11055 Flintkote Avenue
San Diego, California		92121
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 952-7570

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CRDF	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On December 10, 2024, Cardiff Oncology, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with TD Securities (USA) LLC, as representative (the “Representative”) of the several underwriters listed therein (collectively, the “Underwriters”), with respect to the sale of an aggregate of 15,384,619 shares (the “Shares”) of the Company’s common stock, par value $0.0001 (the “Common Stock”), which is expected to result in gross proceeds to the Company of approximately $40 million, before deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the offering to fund clinical costs for onvansertib in first-line RAS-mutated metastatic colorectal cancer (mCRC) and for working capital and other general corporate purposes.

The Underwriting Agreement relates to the offering of the Shares at an offering price of $2.60 per Share. The Shares are being offered by the Company pursuant to the Company’s effective shelf registration statement on Form S-3 (File No. 333‑264148), which was declared effective by the Securities and Exchange Commission on April 25, 2022. The offering is expected to close on or about December 11, 2024, subject to customary closing conditions.

The Underwriting Agreement contains customary representations, warranties, covenants and agreements by the Company, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. The Company and all of the Company’s directors and executive officers have agreed, subject to certain exceptions, not to sell or transfer any shares of Common Stock for 90 days from the date of the Underwriting Agreement, without first obtaining the written consent of the Representative or an affiliate of the Representative.

The foregoing description of the Underwriting Agreement is not complete and is subject to and qualified in its entirety by reference to the Underwriting Agreement, a copy of which is attached hereto as Exhibit 1.1 and is incorporated herein by reference. A copy of the opinion of Sheppard, Mullin, Richter & Hampton LLP relating to the legality of the issuance and sale of the Shares is attached as Exhibit 5.1 hereto.

Item 8.01. Other Events.

On December 10, 2024, the Company issued a press release announcing the pricing of the offering. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

1.1	Underwriting Agreement dated as of December 10, 2024
5.1	Opinion of Sheppard, Mullin, Richter & Hampton, LLP
23.1	Consent of Sheppard, Mullin, Richter & Hampton, LLP (included in Exhibit 5.1)
99.1	Press release dated December 10, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDIFF ONCOLOGY, INC.

Date:	December 10, 2024	By:	/s/ Mark Erlander
Mark Erlander Chief Executive Officer